UNITED STATES
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Subject Company: International Microcomputer Software, Inc.

Commission File No: 0-15949

INTERNATIONAL MICROCOMPUTER
SOFTWARE, INC.

Moderator: Robert O'Callahan
May 16, 2006
3:00 p.m. CT

Operator:
Good day and welcome to the IMSI quarterly earnings release conference call. Today’s call is being recorded. And at this time I’d like to turn the conference over to the Chief Financial Officer, Mr. Robert O’Callahan. Please go ahead sir.

Robert O’Callahan:
Thank you and good afternoon. I’m Robert O’Callahan, the Chief Financial Officer of IMSI and I would like to thank the listeners for joining us for the results from our third fiscal quarter ended March 31, 2006.

Before we begin let me remind you that various remarks IMSI may make during this presentation are forward looking statements as defined under the securities laws and these remarks involve risks and uncertainties.

Statements IMSI makes in this presentation concerning trends or outlook for financial results, markets for IMSI products, merger activity and statements that include the words anticipate, believe, plan, may, will, estimate, project, expect, goal, potential, profitability and other similar expressions constitute forward looking statements.

Actual results could differ materially from these forward looking statements due to many factors including those risk factors set forth in IMSI’s 10K report and 10Q reports. We do not assume an obligation to update any forward looking statements we may make today.

Now I’d like to introduce the CEO of IMSI, Mr. Martin Wade.

Martin Wade:
Thank you Bob. It’s a great pleasure to be able to review the results from business in the March quarter and then talk about the merger with AccessMedia which we expect to close after our annual meeting next week.

For the shareholders who have not yet voted, you can get copies of the proxy materials either from our SEC filings or our Web site and you will have to register your vote promptly to make it count.

This was a good quarter overall as the business grew by six percent both year over year and sequentially. We are particularly pleased with the results of Houseplans™ which is showing good organic growth and a positive effect from the acquisition of Globalhouseplans.com/Weinmaster.

Our net income of $251,000 was up from $121,000 in the prior quarter and much better than the negative net income last year during the same period. We show a positive EBITDA of $640,000 for the March quarter.

Houseplans gross margins improved to 65 percent from 55 percent as compared to the previous fiscal year and the GlobalHousePlans site in Canada helped international revenue grow from $646,000 to $965,000.

As you know one of our goals is to develop direct and online sales for a better bottom line. This was a good quarter for that. Our online sales of software and house plans were up 11 percentage points over the same quarter last year.

Both types of sales are 77 percent of our March quarter business, compared to 73 percent of the business one year ago. For the nine months of fiscal 2006 online sales are 72 percent this year compared to 66 percent last year.

Our balance sheet remains strong with more than adequate cash and no long term debt. We expect to receive a final payment of $300,000 of escrowed Allume-related cash from Smith Micro in December.

We are going to continue to work on existing businesses in terms of growth and expenses but like myself, our investors are looking forward to the coming quarter when we close our transaction with AccessMedia and move strongly into the world of online media.

We have an annual meeting set for May 23rd, one week from today. Our proxy statement is filed and any investor who has not yet received their voting materials from their broker should call them. If their shares are individually registered please look at our Web site, www.imsisoft.com and we can facilitate their voting.

In fact, if any shareholder is having materials or voting problems please contact us and we will do whatever we can to assist.

We have received a number of votes on the transaction and the vast number of those received are in favor of the changes proposed and recommended by management and the Board. However, we still have to register the votes from a majority of shareholders and your vote could make the difference.

There may be people on the call that are new to the proposed transaction. Briefly we are proposing to consummate the merger with AccessMedia and change our name to Broadcaster. The Board has asked for the shareholder’s permission to conduct a reverse stock split if it is deemed necessary. The reverse stock split is not a given as the Board may look at the market conditions, which have been favorable lately, and leave the stock count where it is. All of these items are being voted on almost as we speak as shareholders submit their ballots and the results will be published next week.

Now for new listeners let me review the business of AccessMedia. This firm has built and intends to launch its internet entertainment network providing consumers with easy, fast and cheap access to a wide variety of online and on demand programming including movies, music, videos, animation, TV shows, games, news, sports, among other entertainment focused content in one place that can be downloaded anywhere, anytime.

This network is possible because of our virtual set top box technology. The virtual set top box is our software application which will allow viewers to search, access and organize high quality content available on the internet.

AccessMedia has solved many of the problems plaguing the internet entertainment space by applying off the shelf and proprietary technology combined with great marketing savvy. Right now AccessMedia is testing offers in different markets in a variety of ways to determine how best to roll out this new and exciting business.

AccessMedia plans to launch a fully active - or shall I say an interactive -- version of its internet entertainment business shortly. Pre-launch coding and web designs for enhanced products continue.

From what we have seen the AccessMedia employees have succeeded in developing an exciting, edgy, compelling site that will indeed gather and hold the interest of the much sought after 18-to-34 year old male demographics.

Once launched we expect this business to grow rapidly. We believe we have the capital in hand to fund this rapid growth. We also believe very attractive acquisitions, joint ventures and other business ventures will be available to us in this space.

We are looking forward to the results of the shareholder vote at our meeting one week from today. The Board and the vast majority of shareholders registering votes so far are in favor of this new initiative. Obviously, we will issue a press release next week to keep people updated on the results and the change of the name to Broadcaster.

Now I’d like to turn the call over to Bob for a further review of the past quarter.

Robert O’Callahan:
Thank you Martin. For this past quarter the net revenues of $4 million grew 6.1 on a year over year basis and 6.2 percent sequentially. As mentioned the growth drivers were Houseplans and the contribution from GlobalHousePlans.

The building season was good to Houseplans plans and that segment of the business contributed 55 percent of the revenues for the quarter. Gross margin rates overall strengthened to 64.7 percent from the prior quarter’s 64.3 percent and are within two percentage points of the rate during the third quarter last year which was supported by a higher mix of higher margin software sales.

Our $2.6 million in gross profit for the quarter was offset by $3.2 million in operating expenses for an operating loss of approximately $597,000. We are working on the June quarter operating expense levels which should be between the current level and $2.9 million per quarter.

The Allume escrow payment due this quarter of $776,000 came in and drove the bottom line to a net income of $251,000 for the quarter. This follows the second quarter’s positive net income of $121,000.

The gain on the sale of Allume totals $302,000 as of March 31st. This gain calculation does not consider the remaining cash held in escrow. Approximately $300,000 and the final resolution of this escrow is scheduled for December 2006.

EBITDA (a non GAAP) measure for the March quarter 2006 was a positive $640,000 including the Allume sale-related gain. This EBITDA compares to a negative $879,000 in the March 2005 quarter and exceeds our prior quarter’s positive $604,000 for the December quarter.

We reported March 31st assets of $21.3 million including $9.7 million in cash. The balance sheet shows $7.9 million of intangible assets including goodwill in the amount of $3.9 million. Our liabilities as of March 31st included $93,000 in short term debt as compared to $1 million in the previous quarter and our total debt levels are approximately a tenth of the $3 million we had on the books as of June 30, 2005. So, the company is well positioned with a strong balance sheet.

Now I would like to turn the call back to Martin for comments and questions.

Martin Wade:	Thanks Bob. I would like to open up the call now to investors who have any questions.

Operator:	Thank you. … Our first question today comes from Anthony Marchese with Monarch Capital.

Anthony Marchese:
Good afternoon. A question for you regarding AccessMedia. Can you tell us, maybe it’s in a filing and I missed it, how the company has been doing over the last three or four months is my first question.

And B, if you are successful in executing the strategy what kind of valuation do these companies trade for?

Martin Wade:
Well let me take the first part of the question. The company - although we included in our proxy what they have had in operating results -- they’ve really been in a test mode from the time we signed our merger agreement with them.

So we haven’t really got a good sense and we won’t have a good sense for you of what the actual revenue generation potential of this business is until we have completed one quarter of combined results. So you’ll just have to wait a little bit longer but I think you’ll be pleased.

Anthony Marchese:
Now let me ask you just as a follow up and then you can get to the other question which is really somewhat related. I think originally you anticipated putting money into the business correct on an intern basis - and I guess the question is did that ever come to pass? Did you ever have to put any money in?

Martin Wade:
You’re right we did have as part of our joint operating agreement a commitment that we made to fund AccessMedia until we closed upwards of $7 million. And no they have no requested as of today - and I don’t anticipate any requests between now and closing of any of that cash.

Anthony Marchese:
So again, I’m not trying to put words in your mouth but wouldn’t that suggest that some how the business is doing better than anticipated? Or I realize that they’re not active but obviously the fact that you didn’t have to put any money in would suggest to me that the business has at least operated better than anticipated.

Martin Wade:	I think that’s a fair conclusion.

Anthony Marchese:	OK. Thanks.

Martin Wade:
And where do these kinds of businesses trade? Well, there’s not a really good comparable because this is such a unique business but we have certainly seen things like the Intermix transaction which was a company that owned my space was sold for upwards of 10 times revenue and other indications are that roughly in that seven to 10 times revenue of space is where these kinds of company, i.e., internet entertainment companies should trade.

Anthony Marchese:	Great, OK. Well, that should only come to pass. Thank you very much.

Martin Wade:	You’re welcome.

Operator:	We do have a follow up from Anthony Marchese. Your line is open sir.

Anthony Marchese:
I guess no one wants to ask a question. Given the fact that the stock has appreciated so dramatic I’m a little surprised but in any case - when are you guys going to go back on the road to retell the story? Are you going to wait a little bit or what are your plans in terms of investor relations?

Martin Wade:
Yes. Our plans are that in the first or second quarter after the combination that we - when I have some data to share we will be back on the road telling the story. We would anticipate both in the United States as well as Europe.

So we will be launching I think a fairly aggressive and comprehensive IR program which will include a number of presentations to large groups and a number of one-on-ones to interested investors.

Anthony Marchese:
Could you foresee at some point down the road if AccessMedia is as successful as I guess you - and they are hoping that you would somehow separate the Houseplans business? My sense is obviously Houseplans is not going to get six to 10 times revenue in terms of evaluation. Would you foresee at some point to separate the business or sell off the business?

Martin Wade:
Well, we’re always looking at all of our assets and trying to find methods and strategies and tactics that can maximize shareholder value. I think there is out there clearly a notion among professional investors particularly and research analysts as well that they like to see a pure play which is that you have operations that are focused on one industry with one set of products.

You know that makes it easier I think for them to analyze you and predict where you might be going and therefore your future value then it would be if you have a number of different kinds of markets and programs and products.

So yes, I think we would be looking carefully at how do we maximize shareholder value and does the pure play make sense for us going forward or will we be able to still maintain value for the shareholders by having a bit of a diversification which Houseplans and our other software business would represent in the future.

Anthony Marchese:	Right. OK. Well I cede the floor although I don’t think there’s anyone else.

Operator:	I’d like to turn the conference back to Mr. O’Callahan for any closing remarks.

Robert O’Callahan:	Thank you very much. I will turn it in turn back to Martin who may have some.

Martin Wade:
Thank you Bob. Well, thank you all for attending and thank you all for those of you who are going to listen later on the web cast. Thank you for the questions and I hope to see you all at our next quarterly conference call.

Our annual meeting next Tuesday is open to all shareholders and we look forward if your schedule permits to seeing you in Chatsworth, California in the offices of AccessMedia where we’ll be holding the meeting.

In the meantime then I will hope to see you all next time. Thank you.

END

Caution Required by Certain SEC Rules

In connection with the merger of International Microcomputer Software, Inc. (“IMSI”) and AccessMedia Networks, Inc. (“AccessMedia”), IMSI has filed a proxy statement for IMSI’s annual stockholder meeting, with the Securities and Exchange Commission. Investors and security holders are advised to read the proxy statement because it contains important information about the proposed merger. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by IMSI with the Securities and Exchange Commission at the Securities and Exchange Commission’s web site at http://www.sec.gov or by directing a request to IMSI, Attention: Robert O’Callahan, Secretary, (415) 878-4020.

IMSI and its directors and its executive officers may be deemed, under SEC rules, to be soliciting proxies from IMSI’s stockholders in favor of the proposed merger. Information regarding the identity of these persons, and their interests in the solicitation, is set forth in a Schedule 14A filed with the SEC, and available free of charge at the SEC website and public reference rooms, and from the IMSI corporate secretary.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995

This transcript contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained herein include statements about the consummation of the pending merger of IMSI and AccessMedia, future financial and operating results of the combined company and benefits of the pending merger. Factors that could cause actual results to differ materially from those described herein include: (a) IMSI’s ability to leverage the AccessMedia products; (b) IMSI’s ability to successfully integrate and market the AccessMedia products; and (c) IMSI’s and AccessMedia’ assumptions regarding the future financial and operating results of the combined company if IMSI and AccessMedia successfully complete the merger. Additional information relating to the uncertainty affecting the businesses of IMSI and AccessMedia as well as certain risk associated with the pending merger between IMSI and AccessMedia are contained in the filings with the SEC. Neither IMSI nor AccessMedia is under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.